Exhibit 99.1

Boot Barn Holdings, Inc. Announces Fourth Quarter Fiscal Year 2020 Financial Results

IRVINE, Calif.--(BUSINESS WIRE)--May 20, 2020--Boot Barn Holdings, Inc. (NYSE: BOOT) today announced its financial results for the fourth fiscal quarter and fiscal year ended March 28, 2020.

For the quarter ended March 28, 2020:

  Net sales decreased 2.1% to $188.6 million.
  Same store sales decreased 4.7%, comprised of a decrease in retail store same store sales of 7.1% and an increase in e-commerce sales of 7.5%.
  Net sales and same store sales growth were solid during the first 10 weeks of the quarter before declining significantly during the last three weeks as a result of the COVID-19 crisis.
  Net income was $5.7 million, or $0.20 per diluted share, compared to $8.7 million, or $0.30 per diluted share in the prior-year period. Net income per diluted share in the current-year period includes a $0.01 per share benefit due to income tax accounting for share-based compensation and a $0.01 per share benefit from the realization of a state tax operating loss. Net income per diluted share in the prior-year period includes $0.02 per share of tax expense related to a return to provision adjustment. Excluding the tax adjustments in both periods, net income per diluted share was $0.18, compared to $0.32 in the prior-year period.
  The company opened 8 new stores during the quarter.

For the fiscal year ended March 28, 2020:

  Net sales increased 8.8% to $845.6 million.
  Same store sales increased 5.0%, comprised of an increase in retail store same store sales of 4.5% and an increase in e-commerce sales of 7.4%.
  Net income was $47.9 million, or $1.64 per diluted share, compared to $39.0 million, or $1.35 per diluted share in the prior-year period. Net income per diluted share in the current-year period includes a $0.07 per share benefit due to income tax accounting for share-based compensation and a $0.01 per share benefit from the realization of a state tax operating loss. Net income per diluted share in the prior-year period includes a $0.13 per share benefit due to income tax accounting for share-based compensation and $0.02 per share of tax expense related to a return to provision adjustment. Excluding the tax adjustments in both periods, net income per diluted share was $1.56, compared to $1.24 in the prior-year period.
  The company added 20 stores during the year, including 19 new stores and 1 acquired store.

Jim Conroy, Chief Executive Officer, commented, “These are difficult times and our hearts go out to those who are suffering as a result of the COVID-19 crisis. Over the past two months, our primary focus has been on protecting our employees and safely providing our customers with the essential products they need to support our nation during this unprecedented situation. The majority of our stores have remained open, as most jurisdictions have recognized Boot Barn as a business that provides boots and apparel to those working in essential industries.”

Mr. Conroy continued, “From a financial perspective, in mid-March we were expecting to conclude another solid quarter with results tracking within our guidance range. However, as a result of COVID-19 and stay-at-home directives, our business slowed dramatically. Same store sales turned negative, declining 8% in the third week of fiscal March and more than 50% during the final two weeks of the quarter. While business in April continued to be significantly negative, we have seen a sequential steady increase in sales every week since the end of March, potentially driven in part by our customers receiving government stimulus payments. While the majority of our stores remain open, they are operating at reduced hours and are experiencing significant declines in traffic. This headwind has been partially offset by an acceleration in demand on our e-commerce sites. Despite these challenging times, I am confident that we will emerge from this crisis well positioned to resume our momentum and deliver against our long-term financial objectives.”

COVID-19 Update

As described in a Current Report on Form 8-K filed with the Securities and Exchange Commission on April 9, 2020, COVID-19 has impacted the Company through store closures and decreased store traffic. Below is a summary of the current status of the Company’s stores and the actions taken to mitigate the financial impact of COVID-19 and preserve liquidity to-date.

  Store Operations: The Company has remerchandised the stores, prioritizing essential product for critical workers, streamlined the stores to enable customers to get in and out of the store quickly, and augmented the assortment. The Company has worked with authorities, municipalities, and law enforcement in order to comply with local health and safety regulations where stores are open for business. As of May 19, 2020, 242 of the 260 Boot Barn stores are open.
  Board of Directors and Executive Compensation: The Company’s Board of Directors has agreed to waive the current quarter’s payment of their cash retainer fee. The Company’s Chief Executive Officer, senior leadership team and other members of management have significantly reduced their salaries.
  Distribution Centers: To help ensure the well-being of its associates, the Company has put enhanced safety protocols in place, including temperature checks, strict social distancing, hand sanitizer in all areas, and heightened cleaning of the facilities in accordance with CDC guidelines.
  Expense Saving Measures: As a result of decreased traffic in the stores, the Company has reduced its hours of operations and the hours of its store associates. The Company has also temporarily furloughed a significant number of the employees at its central office location, distribution centers, and stores.
  Credit Facility and Cash Position: As of March 28, 2020, the Company had $35.1 million of availability remaining on its $165.0 million line of credit and $69.6 million of cash on hand.
  Capital Expenditures and Cash Management: The Company is intently focused on cash savings as it partners with its vendors on timing of cash payments. It has also suspended most of its capital expenditures and delayed the opening of many new stores.

Operating Results for the Fourth Quarter Ended March 28, 2020

  Net sales decreased 2.1% to $188.6 million from $192.8 million in the prior-year period. Consolidated same store sales decreased 4.7% with retail store same store sales down 7.1% and e-commerce same store sales up 7.5%. Same store sales growth was solid during the first 10 weeks of the quarter before declining significantly during the last three weeks, primarily as a result of decreased traffic in our stores that resulted from store closures and customers staying at home in response to the COVID-19 crisis.
  Gross profit was $58.0 million, or 30.7% of net sales, compared to $63.4 million, or 32.9% of net sales, in the prior-year period. Gross profit decreased primarily due to decreased sales resulting from the COVID-19 crisis. The decrease in gross profit rate of 220 basis points was driven by 210 basis points of deleverage in buying and occupancy costs and a 10 basis point decline in merchandise margin rate. The deleverage in buying and occupancy costs was primarily a result of lower volume sales. Merchandise margin declined 10 basis points as a result of higher shrink when compared to lower than normal shrink in the prior year period and higher outbound freight resulting from growth in e-commerce sales penetration as a percentage of sales. These increases more than offset the product margin expansion from increased exclusive brand penetration and more full-price selling.
  Selling, general and administrative expenses were $48.3 million, or 25.6% of net sales, compared to $46.9 million, or 24.3% of net sales, in the prior-year period. The increase in selling, general and administrative expenses was primarily a result of additional expenses for both new and acquired stores and COVID-19-related expenses. Selling, general and administrative expenses as a percentage of sales increased by 130 basis points as a result of deleverage from lower sales and COVID-19-related expenses in the current-year period.
  Income from operations decreased 41.2% to $9.7 million, or 5.1% of net sales, compared to $16.5 million, or 8.6% of net sales, in the prior-year period. This decline in income from operations is a result of the negative impact on sales, gross margin and selling, general and administrative expenses due to the COVID-19 crisis.
  Net income was $5.7 million, or $0.20 per diluted share, compared to $8.7 million, or $0.30 per diluted share in the prior-year period. Net income per diluted share in the current-year period includes a $0.01 per share benefit due to income tax accounting for share-based compensation and a $0.01 per share benefit from the realization of a state tax operating loss. Net income per diluted share in the prior-year period includes $0.02 per share of tax expense related to a return to provision adjustment. Excluding the tax adjustments in both periods, net income per diluted share was $0.18, compared to $0.32 in the prior-year period.

Operating Results for the Fiscal Year Ended March 28, 2020

  Net sales increased 8.8% to $845.6 million from $776.9 million in the prior-year period. Consolidated same store sales increased 5.0% with retail store same store sales up 4.5% and e-commerce same store sales up 7.4%. The increase in net sales was driven by the increase in same store sales and sales from stores added over the past twelve months, partially offset by the significant decline in net sales in the final three weeks of the fiscal year due to the COVID-19 crisis.
  Gross profit was $276.5 million, or 32.7% of net sales, compared to $251.4 million, or 32.4% of net sales, in the prior-year period. Gross profit increased primarily due to increased sales and an increase in merchandise margin rate. The 30 basis point increase in gross profit rate was driven by a 90 basis point increase in merchandise margin rate, partially offset by 60 basis points of deleverage in buying and occupancy costs. Growth in exclusive brand penetration and more full price selling fueled the improvement in merchandise margin. The deleverage in buying and occupancy costs was driven primarily by the addition of personnel in our product design and development team.
  Selling, general and administrative expenses were $202.8 million, or 24.0% of net sales, compared to $187.1 million, or 24.1% of net sales, in the prior-year period. The increase in selling, general and administrative expenses was primarily a result of additional costs to support higher sales and expenses for both new and acquired stores. Selling, general and administrative expenses as a percentage of sales decreased by 10 basis points as a result of expense leverage on higher sales.
  Income from operations grew 14.5% to $73.7 million, or 8.7% of net sales, compared to $64.3 million, or 8.3% of net sales, in the prior-year period. This increase represents approximately 40 basis points of improvement in operating profit margin.
  Net income was $47.9 million, or $1.64 per diluted share, compared to $39.0 million, or $1.35 per diluted share in the prior-year period. Net income per diluted share in the current-year period includes a $0.07 per share benefit due to income tax accounting for share-based compensation and a $0.01 per share benefit from the realization of a state tax operating loss. Net income per diluted share in the prior-year period includes a $0.13 per share benefit due to income tax accounting for share-based compensation and $0.02 per share of tax expense related to a return to provision adjustment. Excluding the tax adjustments in both periods, net income per diluted share was $1.56, compared to $1.24 in the prior-year period.

Current Business

The following table includes same store sales, net sales and e-commerce as a percentage of net sales for Fiscal April, which includes the four weeks beginning March 29, 2020, and the first three weeks of Fiscal May, which began on April 26, 2020:

	Four Weeks Fiscal April	Three Weeks Fiscal May	Seven Weeks QTD
Retail Stores SSS	(64)%	(31)%	(49)%
E-commerce SSS	45%	72%	60%
Total SSS	(45)%	(14)%	(30)%

Net Sales	(53)%	(22)%	(40)%
E-commerce as % of Net Sales	46%	31%	38%

Fiscal Year 2021 Outlook

The COVID-19 crisis continues to adversely affect the Company’s results. Due to the ongoing uncertainty created by COVID-19, the Company is not providing first quarter and fiscal year 2021 guidance at this time.

Conference Call Information

A conference call to discuss the financial results for the fourth quarter of fiscal year 2020 is scheduled for today, May 20, 2020, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to (877) 451-6152. The conference call will also be available to interested parties through a live webcast at investor.bootbarn.com. Please visit the website and select the “Events and Presentations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A telephone replay of the call will be available until June 20, 2020, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 13703850. Please note participants must enter the conference identification number in order to access the replay.

About Boot Barn

Boot Barn is the nation’s leading lifestyle retailer of western and work-related footwear, apparel and accessories for men, women and children. The Company offers its loyal customer base a wide selection of work and lifestyle brands. As of the date of this release, Boot Barn operates 260 stores in 35 states, in addition to an e-commerce channel www.bootbarn.com. The Company also operates www.sheplers.com, the nation’s leading pure play online western and work retailer and www.countryoutfitter.com, an e-commerce site selling to customers who live a country lifestyle. For more information, call 888-Boot-Barn or visit www.bootbarn.com.

Forward Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements refer to our current expectations and projections relating to, by way of example and without limitation, our financial condition, liquidity, profitability, results of operations, margins, plans, objectives, strategies, future performance, business and industry. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate", "estimate", "expect", "project", "plan“, "intend", "believe", “may”, “might”, “will”, “could”, “should”, “can have”, “likely”, “outlook” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events, but not all forward-looking statements contain these identifying words. These forward-looking statements are based on assumptions that the Company’s management has made in light of their industry experience and on their perceptions of historical trends, current conditions, expected future developments and other factors they believe are appropriate under the circumstances. As you consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. These risks, uncertainties and assumptions include, but are not limited to, the following: the effect of COVID-19 on our business operations, growth strategies, store traffic, employee availability, financial condition, liquidity and cash flow; decreases in consumer spending due to declines in consumer confidence, local economic conditions or changes in consumer preferences; the Company’s ability to effectively execute on its growth strategy; and the Company’s failure to maintain and enhance its strong brand image, to compete effectively, to maintain good relationships with its key suppliers, and to improve and expand its exclusive product offerings. The Company discusses the foregoing risks and other risks in greater detail under the heading “Risk factors” in the periodic reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. Because of these factors, the Company cautions that you should not place undue reliance on any of these forward-looking statements. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict those events or how they may affect the Company. Further, any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company does not intend to update or revise the forward-looking statements in this press release after the date of this press release.

Boot Barn Holdings, Inc. Consolidated Balance Sheets (In thousands, except per share data) (Unaudited)
	March 28,	March 30,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$69,563	$16,614
Accounts receivable, net	12,087	8,095
Inventories	288,717	240,734
Prepaid expenses and other current assets	14,284	11,900
Total current assets	384,651	277,343
Property and equipment, net	109,603	98,663
Right-of-use assets, net	170,243	—
Goodwill	197,502	195,858
Intangible assets, net	60,974	62,845
Other assets	1,738	1,366
Total assets	$924,711	$636,075
Liabilities and stockholders’ equity
Current liabilities:
Line of credit	$129,900	$—
Accounts payable	95,334	104,955
Accrued expenses and other current liabilities	52,612	46,988
Short-term lease liabilities	34,779	—
Total current liabilities	312,625	151,943
Deferred taxes	19,801	17,202
Long-term portion of notes payable, net	109,022	174,264
Capital lease obligation	—	6,746
Long-term lease liabilities	160,935	—
Other liabilities	635	21,756
Total liabilities	603,018	371,911

Stockholders’ equity:
Common stock, $0.0001 par value; March 28, 2020 - 100,000 shares authorized, 28,880 shares issued; March 30, 2019 - 100,000 shares authorized, 28,399 shares issued	3	3
Preferred stock, $0.0001 par value; 10,000 shares authorized, no shares issued or outstanding	—	—
Additional paid-in capital	169,249	159,137
Retained earnings	153,641	105,692
Less: Common stock held in treasury, at cost, 71 and 51 shares at March 28, 2020 and March 30, 2019, respectively	(1,200)	(668)
Total stockholders’ equity	321,693	264,164
Total liabilities and stockholders’ equity	$924,711	$636,075

Boot Barn Holdings, Inc. Consolidated Statements of Operations (In thousands, except per share data) (Unaudited)

	Thirteen Weeks Ended	Thirteen Weeks Ended	Fifty-Two Weeks Ended	Fifty-Two Weeks Ended
	March 28, 2020	March 30, 2019	March 28, 2020	March 30, 2019

Net sales	$188,628	$192,755	$845,575	$776,854
Cost of goods sold	130,667	129,349	569,084	525,420
Gross profit	57,961	63,406	276,491	251,434
Selling, general and administrative expenses	48,265	46,907	202,823	187,112
Income from operations	9,696	16,499	73,668	64,322
Interest expense, net	2,941	4,067	13,310	16,331
Other (loss)/income, net	(96)	1	(45)	5
Income before income taxes	6,659	12,433	60,313	47,996
Income tax expense	930	3,736	12,364	8,974
Net income	$5,729	$8,697	$47,949	$39,022

Earnings per share:
Basic shares	$0.20	$0.31	$1.68	$1.39
Diluted shares	$0.20	$0.30	$1.64	$1.35
Weighted average shares outstanding:
Basic shares	28,786	28,327	28,583	28,092
Diluted shares	29,310	28,922	29,220	28,813

Boot Barn Holdings, Inc. Consolidated Statements of Cash Flows (In thousands) (Unaudited)
	Fiscal Year Ended
	March 28,	March 30,	March 31,
	2020	2019	2018
Cash flows from operating activities
Net income	$47,949	$39,022	$28,879
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	21,211	18,256	16,000
Stock-based compensation	4,908	2,873	2,248
Amortization of intangible assets	172	646	1,128
Amortization of right-of-use assets	31,091	—	—
Amortization of debt issuance fees and debt discount	946	1,235	1,199
Loss on disposal of property and equipment	417	23	252
Gain on adjustment of right-of-use assets and lease liabilities	(186)	—	—
Damaged asset write-off	—	312	2,357
Store impairment charge	191	455	83
Accretion of above market leases	—	(28)	(2)
Deferred taxes	2,599	4,172	1,860
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net	5,721	(3,706)	(35)
Inventories	(45,622)	(27,702)	(24,598)
Prepaid expenses and other current assets	(2,351)	4,179	(3,281)
Other assets	(548)	(254)	(167)
Accounts payable	(13,810)	14,191	13,062
Accrued expenses and other current liabilities	6,310	6,882	3,977
Other liabilities	(3,611)	2,704	1,238
Operating leases	(30,070)	—	—
Net cash provided by operating activities	$25,317	$63,260	$44,200
Cash flows from investing activities
Purchases of property and equipment	$(37,195)	$(27,525)	$(24,418)
Insurance recoveries for property and equipment	717	184	865
Acquisition of business, net of cash acquired	(3,688)	(4,424)	—
Net cash used in investing activities	$(40,166)	$(31,765)	$(23,553)
Cash flows from financing activities
Borrowings/(payments) on line of credit - net	$129,900	$(21,006)	$(12,268)
Repayments on debt and finance lease obligations	(65,553)	(10,554)	(10,448)
Debt issuance fees paid	(1,221)	—	(520)
Tax withholding payments for net share settlement	(532)	(474)	(125)
Proceeds from the exercise of stock options	5,204	8,137	3,695
Net cash provided by/(used in) financing activities	$67,798	$(23,897)	$(19,666)

Net increase in cash and cash equivalents	52,949	7,598	981
Cash and cash equivalents, beginning of period	16,614	9,016	8,035
Cash and cash equivalents, end of period	$69,563	$16,614	$9,016

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$13,391	$649	$614
Cash paid for interest	$11,958	$14,947	$13,743
Supplemental disclosure of non-cash activities:
Unpaid purchases of property and equipment	$6,066	$1,877	$1,315
Equipment acquired through capital lease	$—	$171	$—

Boot Barn Holdings, Inc. Store Count
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	March 28,	December 28,	September 28,	June 29,	March 30,	December 29,	September 29,	June 30,
	2020	2019	2019	2019	2019	2018	2018	2018
Store Count (BOP)	251	248	240	240	234	232	230	226
Opened/Acquired	8	3	8	1	6	2	3	6
Closed	—	—	—	(1)	—	—	(1)	(2)
Store Count (EOP)	259	251	248	240	240	234	232	230
Boot Barn Holdings, Inc. Selected Store Data
	Thirteen Weeks Ended
	March 28,	December 28,	September 28,	June 29,	March 30,	December 29,	September 29,	June 30,
	2020	2019	2019	2019	2019	2018	2018	2018
Selected Store Data:
Same Store Sales growth	(4.7)%	6.7%	7.8%	9.4%	8.7%	9.2%	11.3%	11.6%
Stores operating at end of period	259	251	248	240	240	234	232	230
Total retail store square footage, end of period (in thousands)	2,722	2,639	2,616	2,537	2,539	2,486	2,472	2,416
Average store square footage, end of period	10,508	10,514	10,549	10,570	10,580	10,624	10,654	10,505
Average net sales per store (in thousands)	$590	$903	$635	$660	$666	$862	$602	$582

Debt Covenant EBITDA Reconciliation (Unaudited)
	Thirteen Weeks Ended
	March 28, 2020	December 28, 2019	September 28, 2019	June 29, 2019	March 30, 2019
Boot Barn's Net Income	$5,729	$24,819	$7,680	$9,721	$8,697
Income tax expense	930	7,040	1,947	2,447	3,736
Interest expense, net	2,941	3,155	3,310	3,904	4,067
Depreciation and intangible asset amortization (a)	5,872	5,682	5,027	4,802	5,178
Boot Barn's EBITDA	$15,472	$40,696	$17,964	$20,874	$21,678

Non-cash stock-based compensation (b)	$1,582	$1,181	$1,180	$965	$666
Non-cash accrual for future award redemptions (c)	(447)	575	(11)	97	(73)
Loss on disposal of assets (d)	28	377	-	12	-
Loss/(gain) on adjustment of right-of-use assets and lease liabilities (e)	-	7	-	(193)	-
Store impairment charge (f)	191	-	-	-	-
Boot Barn's Adjusted EBITDA	$16,826	$42,836	$19,133	$21,755	$22,271

Additional adjustments (g)	2,269	1,404	1,442	847	1,059
Consolidated EBITDA per Loan Agreements	$19,095	$44,240	$20,575	$22,602	$23,330
________________________________
(a) Excludes below-market lease amortization and certain asset depreciation expenses no longer recorded as amortization expense, but as rent expense under ASC 842, beginning in the thirteen weeks ended June 29, 2019.
(b) Represents non-cash compensation expenses related to stock options, restricted stock awards, restricted stock units and performance share units granted to certain of our employees and directors.
(c) Represents the non-cash accrual for future award redemptions in connection with our customer loyalty program.
(d) Represents loss on disposal of assets.
(e) Represents loss/(gain) on adjustment of right-of-use assets and lease liabilities.
(f) Represents store impairment charges recorded in order to reduce the carrying amount of the assets to their estimated fair values.
(g) Adjustments to Boot Barn's Adjusted EBITDA as provided in the 2015 Golub Term Loan and June 2015 Wells Fargo Revolver include pre-opening costs, franchise and state taxes, and other miscellaneous adjustments. Beginning in the thirteen weeks ended June 29, 2019, adjustments also include below-market lease amortization and certain asset depreciation expenses no longer recorded as amortization expense, but as rent expense under ASC 842.

Contacts

Investors:
ICR, Inc.
Brendon Frey, 203-682-8216
BootBarnIR@icrinc.com
or
Media:
Boot Barn Holdings, Inc.
Jim Watkins, 949-453-4428
Vice President, Investor Relations
BootBarnIRMedia@bootbarn.com